UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-58278

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-101208

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-117778

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-127746

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-128833

Under The Securities Act of 1933

AMERICAN COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	56-2179531
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4500 Cameron Valley Parkway, Suite 150 Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)

American Community Bancshares, Inc. 1999 Incentive Stock Option Plan

American Community Bancshares, Inc. 1999 Nonstatutory Stock Option Plan

American Community Bancshares, Inc. 2001 Incentive Stock Option Plan

American Community Bancshares, Inc. 2002 Nonstatutory Stock Option Plan

American Community Bancshares, Inc. FNB Stock Option Plan

American Community Bancshares, Inc. 2001 Incentive Stock Option Plan

American Community Bank 401(k)/Profit Sharing Plan

(Full Titles of Plans)

William A. Long

President and Chief Executive Officer

Yadkin Valley Financial Corporation

209 North Bridge Street

Elkin, North Carolina  28621-3404

(Name and Address of Agent For Service)

(336) 526-6300

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Neil E. Grayson, Esq.

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 South Main Street

Greenville, South Carolina 29601

Telephone:  (864) 250-2300

Fax:  (864) 232-2925

TERMINATION OF REGISTRATION

These Post-Effective Amendments (these “Amendments”), filed by American Community Bancshares, Inc. (the “Company”), deregister all shares of the Company’s Common Stock, par value $1 per share, that had been registered for issuance under the following Registration Statements on Form S-8 (together, the “Registration Statements”):

•         File No. 333-58278, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on April 4, 2001;

•         File No. 333-101208, which was filed with the SEC and became effective on November 14, 2002;

•         File No. 333-117778, which was filed with the SEC and became effective on July 30, 2004;

•         File No. 333-127746, which was filed with the SEC and became effective on August 22, 2005; and

•         File No. 333-128833, which was filed with the SEC and became effective on October 5, 2005.

On April 17, 2009 pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 9, 2008 (the “Merger Agreement”) by and among the Company and Yadkin Valley Financial Corporation (“Yadkin Valley”), the Company and Yadkin Valley completed the merger (the “Merger”) in which the Company merged with and into Yadkin Valley, with Yadkin Valley as the surviving holding company, and American Community Bank, a subsidiary of the Company, merged with and into Yadkin Valley’s subsidiary bank, Yadkin Valley Bank and Trust Company.  As a result, the Company terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements, the Company hereby removes from registration all securities under the Registration Statements which remained unsold as of the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, its successor, thereunto duly authorized in Elkin, North Carolina, on March 2, 2010.

AMERICAN COMMUNITY BANCSHARES, INC.

BY:	YADKIN VALLEY FINANCIAL CORPORATION, ITS SUCCESSOR

	By:	/s/ William A. Long
Name: William A. Long
Title: President and Chief Executive Officer

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